UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2021
Data I/O Corporation
(Exact name of registrant as specified in its charter)

Washington	0-10394	91-0864123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100, Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DAIO	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)   Emerging growth company          □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act          □

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing second quarter 2021 results was made July 29, 2021 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.0	Press Release: Data I/O Reports Second Quarter 2021 Results

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

July 29, 2021	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Operating and Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.0	Press Release: Data I/O Reports Second Quarter 2021 Results

Joel Hatlen	Darrow Associates, Inc.
Chief Operating and Financial Officer	Jordan Darrow
Data I/O Corporation 6645 185th Ave. NE, Suite 100	(512) 551-9296 jdarrow@darrowir.com
Redmond, WA 98052
(425) 881-6444

Data I/O Reports Second Quarter 2021 Results

Highest Bookings in 4 Years Driven by Automotive Electronics Acceleration;

Progress on SentriX® Security Deployment Platform and Software Monetization

Redmond, WA – July 29, 2021 -- Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced security and data deployment solutions for microcontrollers, security ICs and memory devices, today announced financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 Highlights

•         Net sales of $6.7 million, up 45% from the prior year; bookings of $8.9 million, up 79% from the prior year

•     Strong quarter-end backlog of $5.0 million

•         Gross margin as a percentage of sales of 57.0%

•         Net loss of ($29,000) or ($0.00) earnings per share

•         Adjusted EBITDA* of $597,000

•         Cash & Equivalents of $13.0 million; no debt

•         Automotive Electronics represented 56% of second quarter 2021 bookings

•         Six new customer wins in the quarter

•         Growth in SentriX® Security Deployment Platform supports and design wins

o   First booking of SentriX capital equipment sale with software license

o   Qualification of PSV5000 for field upgrades; completed first PSV7000 field conversion to SentriX

*Adjusted EBITDA is a non-GAAP financial measure.  A reconciliation is provided in the tables of this press release.

Management Comments

Commenting on the second quarter ended June 30, 2021, Anthony Ambrose, President and CEO of Data I/O Corporation, said, “The second quarter was very strong across the board, with sizeable growth in revenues and bookings across all geographic regions.  Tailwinds have continued in both the automotive and industrial electronics sectors.  We added six new customers in each of the first and second quarters of the year, including a marquee SentriX system win.  Bookings of $8.9 million were the highest for any quarter in 4 years as order flow gained momentum and left us with a quarter-end backlog of $5.0 million.

 “Recurring and consumable revenues which include adapter sales, software, maintenance and SentriX fees were $2.6 million second quarter of 2021.  These revenue streams collectively increased approximately 19% from last year’s second quarter, while adapter bookings in the second quarter of 2021 reached the highest level in the PSV era.  The strong level of adapter sales reflects the increasing number of PSV units deployed globally and increasing utilization of our equipment by customers.

 “In another milestone for the Company, we booked our first SentriX system for an Artificial Intelligence application.  During the second quarter, we also qualified our PSV5000 machines for field upgrades to SentriX security provisioning capabilities, which follows our first PSV7000 field conversion to SentriX in the first quarter.

 “While our operating performance has been excellent, it is not without challenges.  The pandemic and supply chain bottlenecks within the automotive electronics and semiconductor sectors persist.  We are fighting shortages globally but our operations staff in the USA and China have been highly effective in planning, advance ordering and logistical management.

 “We believe Data I/O has established itself as the most resilient market leader with industry leading secure programming technologies and the strongest balance sheet.  Furthermore, our efforts to attract and retain highly qualified professionals are paying off in how we positioned the company during the pandemic and cyclical downturn to enhance our business processes, reshape our revenue models, and improve the value proposition for our customers.”

Financial Results

Net sales in the second quarter of 2021 were $6.7 million, up 45% as compared with $4.7 million in the second quarter of 2020.  The increase from the prior year period primarily reflects higher overall demand for equipment and higher adapter sales associated with the increased usage and growing installed base of machines throughout the world.  Recurring and consumable revenues which includes adapter sales represented $2.6 million or 39% of total revenues in the second quarter 2021, as compared with $2.2 million or 47% of the lower second quarter 2020 total.

Second quarter 2021 bookings were $8.9 million, up 79% from $5.0 million in the second quarter of the prior year.  Backlog at June 30, 2021 was approximately $5.0 million, up from $3.0 million at March 31, 2021 and $2.8 million at June 30, 2020.

Gross margin as a percentage of sales was 57.0% in the second quarter of 2021, as compared to 52.4% in the same period of the prior year.  The difference in gross margin as a percentage of sales primarily reflects higher revenues, improved factory variances and channel and product mix.

Total operating expenses in the second quarter of 2021 were $3.7 million, as compared to operating expenses of $3.3 million in the 2020 period.  Data I/O maintained relatively consistent R&D expenses of approximately $1.7 million in the second quarter of 2021 and $1.6 million in the second quarter of 2020.  Selling, general and administrative expenses in the second quarter of 2021 increased by approximately $351,000 from the prior year period primarily due to higher sales commissions associated with the channel mix and sharply increased demand for programming equipment as well as higher incentive compensation as the Company returned to profitability on an operating income basis.

Net loss in the second quarter of 2021 was ($29,000), or ($0.00) per share, compared with a net loss of ($1,057,000), or ($0.13) per share, for the second quarter of 2020.  Included in net loss are foreign currency transaction losses of ($64,000) for the 2021 period and ($83,000) for the second quarter of 2020.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which excludes equity compensation, was $597,000 in the second quarter of 2021, compared to Adjusted EBITDA of ($231,000) in the second quarter of 2020.

Data I/O’s financial condition remained strong with cash of $13.0 million at June 30, 2021, down from $13.6 million at March 31, 2021, and $14.2 million at December 31, 2020.  The difference from the end of the first quarter primarily reflects the shift in working capital to increased receivables and inventory related to the high level of bookings and revenues in the second quarter.   Data I/O had net working capital of $18.2 million at June 30, 2021, up from $18.1 million at March 31, 2021, and December 31, 2020, and continues to have no debt.

Conference Call Information

A conference call discussing financial results for the second quarter ended June 30, 2021 will follow this release today at 2 p.m. Pacific Time/5 p.m. Eastern Time.  To listen to the conference call, please dial 412-902-6510.  A replay will be made available approximately one hour after the conclusion of the call.  To access the replay, please dial 412-317-0088, access code 10158294. The conference call will also be simultaneously webcast over the Internet; visit the Webcasts and Presentations section of the Data I/O Corporation website at www.dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

About Data I/O Corporation

Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, Internet-of-Things, medical, wireless, consumer electronics, industrial controls and other electronic devices. Today, our customers use Data I/O security deployment and programming solutions to reliably, securely, and cost-effectively bring innovative new products to life. These solutions are backed by a global network of Data I/O support and service professionals, ensuring success for our customers.

Learn more at dataio.com

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, orders, deliveries, backlog and financial positions, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statement disclaimers also apply to the global COVID-19 pandemic, including the expected effects on the Company’s business from COVID-19, the duration and scope, impact on the demand for the Company’s products, and the pace of recovery for the COVID-19 pandemic to subside. These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, installations and acceptance, accrual of expenses, coronavirus related business interruptions, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA, Adjusted EBITDA excluding equity compensation and impairment & related charges, and Adjusted gross margin should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

-     tables follow     -

DATA I/O CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net Sales	$6,733	$4,655	$12,748	$9,440
Cost of goods sold	2,896	2,216	5,573	4,217
Gross margin	3,837	2,439	7,175	5,223
Operating expenses:
Research and development	1,673	1,614	3,279	3,196
Selling, general and administrative	2,054	1,703	4,116	3,514
Total operating expenses	3,727	3,317	7,395	6,710
Operating income(loss)	110	(878)	(220)	(1,487)
Non-operating income:
Interest income	-	1	3	9
Foreign currency transaction gain (loss)	(64)	(83)	(38)	(31)
Total non-operating income	(64)	(82)	(35)	(22)
Income(loss) before income taxes	46	(960)	(255)	(1,509)
Income tax (expense) benefit	(75)	(97)	(107)	(102)
Net income(loss)	($29)	($1,057)	($362)	($1,611)

Basic earnings(loss) per share	$0.00	($0.13)	($0.04)	($0.19)
Diluted earnings(loss) per share	$0.00	($0.13)	($0.04)	($0.19)
Weighted-average basic shares	8,517	8,302	8,469	8,261
Weighted-average diluted shares	8,517	8,302	8,469	8,261

DATA I/O CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(UNAUDITED)

	June 30, 2021	December 31, 2020

CURRENT ASSETS:
Cash and cash equivalents	$13,013	$14,167
Trade accounts receivable, net of allowance for
doubtful accounts of $83 and $66, respectively	4,502	2,494
Inventories	5,611	5,270
Other current assets	1,179	1,319
TOTAL CURRENT ASSETS	24,305	23,250

Property, plant and equipment – net	971	1,216
Other assets	1,614	1,126
TOTAL ASSETS	$26,890	$25,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,720	$1,245
Accrued compensation	1,700	1,509
Deferred revenue	1,340	1,068
Other accrued liabilities	1,293	1,307
Income taxes payable	93	62
TOTAL CURRENT LIABILITIES	6,146	5,191

Operating lease liabilities	1,085	588
Long-term other payables	161	174

COMMITMENTS	-	-

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 8,619,522 shares as of June 30,
2021 and 8,416,335 shares as of December 31, 2020	20,320	20,071
Accumulated earnings	(1,818)	(1,456)
Accumulated other comprehensive income	996	1,024
TOTAL STOCKHOLDERS’ EQUITY	19,498	19,639
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$26,890	$25,592

DATA I/O CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
(in thousands)
Net Income (loss)	($29)	($1,057)	($362)	($1,611)
Interest (income)	-	(1)	(3)	(9)
Taxes	75	97	107	102
Depreciation and amortization	150	249	348	447
EBITDA	$196	($712)	$90	($1,071)

Equity compensation	401	481	680	730

Adjusted EBITDA, excluding equity compensation	$597	($231)	$770	($341)